Exhibit 8

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(Cooper & Lybrand Letterhead}
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Coopers             Coopers & Lybrand L.L.P.      150 Fayetteville Street Mall   Telephone   (919) 755-3000
& Lybrand Logo                                    Suite 2300
                    a professional services firm  Raleigh, North Carolina 27601   Facsimile  (919) 755-3030

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                                                                June 18, 1997

Triangle Bancorp, Inc.
c/o Mr. Michael S. Patterson
4300 Glenwood Avenue
Raleigh, North Carolina  27605


           Re: Agreement and Plan of Reorganization and Merger by and between Bank of Mecklenburg and Triangle Bancorp, Inc.

Dear Mr. Patterson:

Pursuant to your request and as required by Article VII, Section 7.01(f) of the Agreement and Plan of Reorganization and Merger dated as of April 25, 1997 (the "Agreement") by and between Bank of Mecklenburg and Triangle Bancorp, Inc., we are providing you our opinion of certain federal income tax consequences of the transaction described herein. Unless otherwise noted, all section references herein shall be to the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder.

Additionally, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Triangle Bancorp, Inc. relating to its shares of common stock to be issued to the shareholders of Bank of Mecklenburg and to the reference made in the Registration Statement to this opinion and to our firm.


Facts

A.      Parties to the Proposed Transaction

        1.      Triangle Bancorp, Inc. ("Triangle")

                Triangle is a North Carolina business corporation with its principal office and place of business located at 4300 Glenwood Avenue, Raleigh, North Carolina. Triangle is authorized by its Articles of Incorporation to issue 20,000,000 shares of voting common stock, each of no par value (the "Triangle Stock"), of which there were 10,488,854 shares issued and outstanding as of March 31, 1997.



        2.      Bank of Mecklenburg

                Bank of Mecklenburg is a North Carolina banking corporation with its principal office and place of business located at 2000 Randolph Road, Charlotte, North Carolina. Bank of Mecklenburg is authorized by its Articles of Incorporation to issue 10,000,000 shares of voting common stock each of $2.00 par value ("Bank of Mecklenburg Stock"), of which there were 2,118,945 shares issued and outstanding as of March 31, 1997.

        3.      Shareholders of Bank of Mecklenburg ("Shareholders")

                Bank of Mecklenburg is a publicly owned company. Bank of Mecklenburg Stock is reported over-the-counter in the "pink sheets" by the National Daily Quotation System published by the National Quotation Bureau, Inc.
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        4.      Triangle-Mecklenburg Interim Bank

                Triangle-Mecklenburg Interim Bank is a North Carolina banking corporation to be formed as a wholly-owned subsidiary of Triangle solely in order to effectuate the proposed merger. Triangle-Mecklenburg Interim Bank will conduct no business operations and will be merged out of existence shortly after its formation.


B.      Proposed Transaction Between the Parties

                Pursuant to the Agreement and in accordance with North Carolina Law, Triangle-Mecklenburg Interim Bank shall be merged with and into Bank of Mecklenburg (the "Merger") with Bank of Mecklenburg surviving the Merger. At that time, the corporate existence of Triangle-Mecklenburg Interim Bank shall cease, while the corporate existence of Bank of Mecklenburg shall continue unaffected and unimpaired by the Merger.

                Upon consummation of the Merger, Bank of Mecklenburg shall become and operate as a wholly-owned subsidiary of Triangle and will continue to conduct the business of a North Carolina banking corporation at the then legally established branches and main offices of Bank of Mecklenburg. The duration of the corporate existence of Bank of Mecklenburg, as the surviving corporation, shall be perpetual and unlimited.

        The Merger is expected to provide Triangle with certain business advantages in comparison to Triangle's current structure, including increased ability to expand the business and economies of scale.

        Pursuant to the Agreement, the Shareholders will receive (through a designated transfer agent) one share of Triangle Stock for each share of Bank of Mecklenburg Stock held immediately prior to the Effective Time of the Merger (as defined below). In the event the exchange of shares results in the creation of fractional shares, Triangle will deliver cash to the designated transfer agent in an amount equal to the aggregate Market Value (as defined in the Agreement) of all such fractional shares, which shall be remitted to the former Shareholders in accordance with their respective interests. The consideration for fractional shares is solely for the purpose of avoiding the inconvenience and expense of Triangle issuing fractional shares and does not represent separately bargained for consideration.

        Likewise, any warrants and options granted by Bank of Mecklenburg to purchase shares of Bank of Mecklenburg Stock will be converted into warrants and options to purchase the same number of shares of Triangle Stock multiplied by the Exchange Ratio (as defined by the Agreement) on the same terms and conditions as currently in effect.

                The "Effective Time" of the Merger is defined in Article I,
Section 1.07 of the Agreement as the date and time when the Merger becomes effective as set forth in the Articles of Merger filed with the North Carolina Secretary of State in accordance with North Carolina law. The Articles of Merger will be filed once the Agreement has been approved by the required governmental and regulatory authorities.


C.      Additional Representations

        In addition to the foregoing, the following pertinent representations have been made by the parties to the proposed transaction:

        1. The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and the parties to the transaction have no plan or intention to waive or modify further any such material condition.

        2. The ratio for the conversion of shares of Bank of Mecklenburg Stock for stock of Triangle and options of Bank of Mecklenburg for options of Triangle in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Triangle Stock and its related options to be received by the Shareholders and employees
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in the Merger will be approximately equal to the fair market value of the Bank of Mecklenburg Stock and options surrendered by such Shareholders and employees in the conversion.

        3. The management of Bank of Mecklenburg represents and the management of Triangle represents, to the best of its knowledge, that there is no plan or intention by any 5% or greater stockholder of Bank of Mecklenburg to sell, exchange, transfer by gift or otherwise dispose of any of the shares of common stock of Triangle to be received by them in the Merger, other than shares of stock surrendered by dissenters for cash or surrendered for cash in lieu of fractional shares of Triangle. Additionally, neither the management of Triangle nor Bank of Mecklenburg know of any plan or intention by any stockholders of Bank of Mecklenburg to sell, exchange, transfer by gift or otherwise dispose of any other of the shares of common stock of Triangle to be received by them in the Merger. Neither the management of Triangle nor Bank of Mecklenburg are aware of any transfers of Bank of Mecklenburg Stock by any holders thereof prior to the Effective Time which were made in contemplation of the Merger.

        4. Following the Merger, Bank of Mecklenburg will hold at least ninety percent of the fair market value of its net assets and at least seventy percent of the fair market value of its gross assets and at least ninety percent of the fair market value of Triangle-Mecklenburg Interim Bank's net assets and at least seventy percent of the fair market value of its gross assets held immediately prior to the proposed transaction. For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made immediately prior to the Merger will be considered as assets held immediately prior to the Merger. Bank of Mecklenburg has not redeemed any of the Bank of Mecklenburg Stock, made any distribution with respect to any of the Bank of Mecklenburg Stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of Bank of Mecklenburg by Triangle. Triangle-Mecklenburg Interim Bank has not redeemed any of the Triangle-Mecklenburg Interim Bank stock, made any distribution with respect to any of the Triangle-Mecklenburg Interim Bank stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of Triangle-Mecklenburg Interim Bank by Bank of Mecklenburg.

         5. Prior to the transaction, Triangle will be in control of Triangle-Mecklenburg Interim Bank within the meaning of Section 368(c) of the Code.

         6. Following the transaction, Bank of Mecklenburg will not issue additional shares of its stock that would result in Triangle losing control of Bank of Mecklenburg within the meaning of Section 368(c) of the Code.

         7. Triangle has no plan or intention to reacquire any of its stock issued in the Merger.

        8. Triangle has no plan or intention to liquidate Bank of Mecklenburg; to merge Bank of Mecklenburg with or into another corporation; to sell or otherwise dispose of stock of Bank of Mecklenburg; or to cause Bank of Mecklenburg to sell or otherwise dispose of any of its assets or any of the assets acquired in the Merger, except for dispositions made in the ordinary course of its business or transfers described in Section 368(a)(2)(C) of the Code.

         9. Following the Merger, Bank of Mecklenburg will continue its historic business or use a significant portion of its historic business assets in a business.

        10. The assumption by Bank of Mecklenburg of the liabilities of Triangle-Mecklenburg Interim Bank pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Triangle-Mecklenburg Interim Bank to Bank of Mecklenburg pursuant to the Merger.

         11. Triangle, Triangle-Mecklenburg Interim Bank, Bank of Mecklenburg and Bank of Mecklenburg shareholders will pay their respective expenses, if any, incurred in connection with the Merger.
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         12. There is no intercorporate indebtedness existing between Triangle,
Bank of Mecklenburg and Triangle-Mecklenburg Interim Bank that was issued, acquired, or will be settled at a discount.

         13. Neither Triangle, Triangle-Mecklenburg Interim Bank nor Bank of Mecklenburg are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         14. Bank of Mecklenburg is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         15. On the date of the Merger, the fair market value of the assets of Bank of Mecklenburg will exceed the sum of its liabilities (including liabilities, if any, to which its assets are subject).

         16. No stock of Bank of Mecklenburg will be issued in the Merger; however, stock of Bank of Mecklenburg may be issued to Triangle, its parent, in order to satisfy regulatory capital requirements.

         17. The payment of cash in lieu of fractional shares of Triangle Stock was not separately bargained for consideration and is being made solely for the purpose of saving Triangle the expense and inconvenience of issuing fractional shares.

        18. None of the compensation received by any stockholder-employee of Bank of Mecklenburg pursuant to any employment, consulting, or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of the Bank of Mecklenburg Stock. None of the shares of common stock received by any stockholder-employee of Bank of Mecklenburg pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, consulting, or similar arrangement. The compensation paid to any stockholder-employee of Bank of Mecklenburg pursuant to any such employment, consulting, or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         19. Triangle and Triangle-Mecklenburg Interim Bank have not owned during the past five years, any shares of the stock of Bank of Mecklenburg.

         20. It is anticipated that less than 10% of the Bank of Mecklenburg Stock outstanding will be surrendered for cash either by dissenters or for fractional shares.

The facts, assumptions, and representations set forth above have been reviewed by the management of the aforementioned corporations involved in the Merger. Letters verifying these facts, assumptions, and representations have been received from management of the corporations involved in this transaction. These facts, assumptions, and representations are a material basis for the opinions contained herein. We have been instructed to rely on them in preparing this opinion letter. We have not independently investigated the validity of the facts, assumptions, or representations set forth above.



Issues


I. Will the Merger of Triangle-Mecklenburg Interim Bank into Bank of Mecklenburg with Bank of Mecklenburg surviving and the simultaneous cancellation of Bank of Mecklenburg Stock with the Shareholders being entitled to receive one share of Triangle Stock for each Bank of Mecklenburg share constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code?

II. Will any taxable gain be recognized by a Shareholder of Bank of Mecklenburg upon such Shareholder's receipt of Triangle Stock solely in exchange for his or her Bank of Mecklenburg Stock?
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III. Will each Shareholder's basis in Triangle Stock received in the Merger be the same as the basis of the Bank of Mecklenburg Stock surrendered in the Merger.

IV. Will the holding period of the Triangle Stock received by the Shareholders include the holding period of the Bank of Mecklenburg Stock surrendered in exchange therefor, if Bank of Mecklenburg Stock is a capital asset in the hands of such Shareholders at the Effective Time of the Merger?

V. Will the payment of cash in lieu of fractional share interests of Triangle Stock be treated as if fractional shares were distributed as part of the Merger and then redeemed by Triangle in payment of and in exchange for the Shareholders' Triangle Stock as provided for in Sections 302 or 301, depending on the attribution rules of Section 318?

VI. Will the payment of cash to dissenting Shareholders of Bank of Mecklenburg in perfection of their dissenters' rights be treated by such Shareholders as distributions in redemption of Triangle Stock, as provided in Sections 302 or 301, depending on the attribution rules of Section 318?

Conclusions

For federal income tax purposes, the following conclusions will be reached:

I.      Tax-Free Reorganization Status

        Except with respect to the impact of Section 585(c)(2) of the Code and any related recapture of loan loss reserves which may arise from the application of Section 585 of the Code, the transaction will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E).

II.     Gain/Loss to Shareholders

        Except as provided in Sections V and VI below, under Section 354(a)(1) of the Code, no gain or loss will be recognized by the Shareholders upon receipt of Triangle Stock (including any fractional share interests to which they may be entitled) solely in exchange for shares of the Bank of Mecklenburg.


III.    Basis of Triangle Stock Received

        The basis of Triangle Stock (including fractional share interests to which the Shareholders may be entitled) to be received by the Shareholders will be the same as the aggregate federal income tax basis of the Bank of Mecklenburg Stock surrendered in exchange therefor pursuant to Section 358(a)(1). The basis allocated to fractional shares of Triangle Stock will reduce the amount recognized from the deemed redemption of the fractional shares.

        No opinion is expressed herein as to what Triangle's basis will be in the stock of Bank of Mecklenburg subsequent to the transaction.


IV.     Carryover of Holding Period of Bank of Mecklenburg Stock Surrendered

        Pursuant to Section 1223(1) of the Code, the holding period of the Triangle Stock received by the Shareholders (including fractional share interests to which the Shareholders may be entitled) will include the period during which Shareholders held the shares of the Bank of Mecklenburg Stock surrendered in exchange therefor, provided that the Bank of Mecklenburg Stock was held as a capital asset on the date of the exchange.

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V. Treatment of Receipt of Cash in Lieu of Fractional Shares

       The payment of cash in lieu of fractional share interests of Triangle Stock will be treated as if fractional shares of Triangle Stock were distributed as part of the Merger and then redeemed by Triangle as provided for in Sections 302 or 301, depending on the attribution rules of Section 318.

VI. Treatment of Receipt of Cash by Dissenting Shareholders

        The receipt of cash by a dissenting Shareholder in perfection of his or her dissenter's rights will be treated as received by that Shareholder as a distribution in redemption of his or her Bank of Mecklenburg Stock subject to the provisions of Sections 302 or 301, depending on the attribution rules of
Section 318.



Discussion

I. Tax-Free Reorganization Status


        A.  Statement of Law

                Tax-free reorganizations are defined by Section 368 of the Code. The purpose of the reorganization provisions of the Code is to exempt from taxation specifically described exchanges incident to readjustments of corporate structures which are required by business exigencies, and which effect a readjustment of a continuing interest in property under a different corporate form. Requisite to a reorganization being considered as such under the Code are the following:

                1.  Continuity of the business enterprise;

                2. Continuity of interest in the business enterprise by the persons who were the owners prior to the reorganization;

                3.  A business purpose;

                4.  A plan of reorganization; and

                5. A lack of an overall plan of tax avoidance wherein such overall plan uses a corporate reorganization to disguise the real character of the transaction.


Other pertinent reorganization provisions of the Code are as follows: Section 368(b) states that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation, as well as the corporation in control of the acquiring corporation. Section 368(a)(1)(A) provides that the term "reorganization" includes "a statutory merger or consolidation." Section 368(a)(2)(E), entitled "STATUTORY MERGER USING VOTING STOCK OF CORPORATION CONTROLLING MERGED CORPORATION" provides "[a] transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subparagraph as the 'controlling corporation') which before the merger was in control of the merged corporation is used in the transaction, if -

(i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in

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        the transaction); and

(ii) in the transaction, shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation."

        B.  Application of Law

                The requirement of continuity of business enterprise will be met since Bank of Mecklenburg will continue its existing business utilizing substantially all of its assets. The requirement of continuity of shareholder (i.e. proprietary) interest will be met since Triangle will issue Triangle Stock for Bank of Mecklenburg Stock and no Shareholder will sell, exchange, or otherwise dispose of a number of shares of Triangle Stock received in the Merger that would reduce the Shareholders' aggregate ownership of Triangle Stock to a number of shares having a value, at the time of consummation of the proposed transaction, of less than 50 percent of the total fair market value of the Bank of Mecklenburg Stock outstanding immediately prior to the Effective Time of the Merger. In measuring continuity of interest, shares of Bank of Mecklenburg Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Triangle Stock are treated as outstanding Bank of Mecklenburg Stock on the date of the Merger.

                Further, because the Merger will provide the parties to the transaction with certain business advantages in comparison to the current structures of the parties, including an increased ability to expand Triangle's business, which would help achieve economies of scale, a valid busines purpose exists for the parties entering into the Merger. The Agreement and related documents constitute a plan of reorganization. Finally, there appears to be no overall plan of tax avoidance wherein a corporate reorganization is being used to disguise the real character of the transaction.

                In addition, the Merger will be effected in accordance with North Carolina law. The retention by Bank of Mecklenburg of substantially all of its assets and Triangle-Mecklenburg Interim Bank's assets and the exchange of Bank of Mecklenburg Stock constituting control (as defined in Section 368(c)) of Bank of Mecklenburg for shares of Triangle Stock satisfies the statutory requirements constituting a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

II.  Gain/Loss to Shareholders

        A. Statement of Law

                Section 354(a)(1) provides, "[n]o gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization."


        B.  Application of Law

                Pursuant to Section 368(b), Triangle and Bank of Mecklenburg are parties to the reorganization and based on the foregoing statement of law, the application of said statement to the facts and representations set forth herein will be as follows:

                1. Under Section 354(a)(1) of the Code and, except to the extent set forth below, Shareholders will not recognize any gain or loss upon the receipt of Triangle voting common stock (including any fractional share interests to which they may be entitled) solely in exchange for th shares of Bank of Mecklenburg voting common stock.

                2. Any payments of cash to Shareholders in lieu of Triangle issuing

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fractional shares to such Shareholders will be treated as a distribution of
Triangle Stock followed by a redemption of such fractional shares of Triangle Stock. The cash payment should be treated as a redemption in full payment in exchange for the stock as provided for in Section 302 of the Code. (For a more detailed discussion of the federal income tax treatment of cash payments made to Shareholders in lieu of Triangle issuing fractional shares to such Shareholders, see Section V. below.)




III.    Basis of Triangle Stock Received

        A.      Statement of Law

                 In general, Section 358(a)(1) of the Code provides that in the case of an exchange to which Section 361 or Section 354 applies, "[t]he basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged . . . ."


        B.      Application of Law

                Because the proposed exchange of stock meets the requirements of Sections 368(a)(1)(A) and 368(a)(2)(E) and is a transaction to which Section 354 applies, applying Section 358 to the Shareholders will result in the aggregate basis of Triangle Stock (including fractional share intere to which the Shareholders may be entitled) to be received by the Shareholders being the same as the aggregate federal income tax basis of the Bank of Mecklenburg Stock surrendered in exchange therefor.


IV.     Carryover of Holding Period of Bank of Mecklenburg Stock Surrendered


        A.      Statement of Law

                Section 1223 of the Code provides, in pertinent part, that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which the property exchanged was held, if the property has, for purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part to a taxpayer as the property exchanged and at the time of such exchange the property exchanged was a capital asset as defined in Section 1221 of the Code.

        B.      Application of Law

                Because the proposed exchange of stock meets the requirements of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and is a transaction to which Sections 354 and 358 apply, the holding period of Triangle Stock to be received by Shareholders (including fractional share interests to which they may be entitled) will include the period during which Shareholders held the shares of Bank of Mecklenburg Stock surrendered in exchange therefor, provided that the Bank of Mecklenburg Stock was held as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.


V.      Treatment of Receipt of Cash in Lieu of Fractional Shares


        A.      Statement of Law

                 In Rev. Rul. 66-365, 1966-2 C.B. 116, the Internal Revenue Service (the "Service") concluded that where shareholders of the acquired corporation who are entitled to a fractional interest in the acquiring corporation's common stock pursuant to the terms of a reorganization agreement will be paid cash in lieu of the fractional share interests to which they are entitled, any such payment shall be treated as a distribution in full payment in exchange for the fractional share interest of such shareholder in accordance with Section 302 of the Code.

                 In Rev. Proc. 77-41, 1977-2 C.B. 574, the Internal Revenue Service further provided that where the payment of cash in lieu of fractional share interests will be solely for the purpose of avoiding the expense and inconvenience of the acquiring corporation issuing fractional shares an does not represent separately bargained for consideration and is not essentially equivalent to a dividend, such cash payments should be treated as distributions in full payment or exchange for the stock redeemed as provided for in Section 302.

                 B. Application of Law

                 Any payment of cash to Shareholders in lieu of Triangle issuing fractional shares to such Shareholders should be treated as a distribution of fractional shares of Triangle Stock followed by a redemption of such fractional shares as provided for in Sections 302 or 301, depending on the attribution rules of Section 318. See Rev. Rul. 66-365, 1966-2 C.B. 116.

VI.     Treatment of Receipt of Cash by Dissenting Shareholders

        A.      Statement of Law

                In Rev. Ruling 68-285, 1968-1 C.B. 147, the Internal Revenue Service concluded that where shareholders of the acquired corporation who are entitled to certain rights of dissension with regard to a proposed reorganization are paid cash by the target corporation in exchange for their interests in the target, then the receipt of such cash payments is treated as a distribution in redemption of their target stock. This redemption will be taxed either as a distribution under Section 301 or an exchange under Section 302, depending on the attribution rules of Section 318.

                 Where only cash was received by shareholders in a reorganization, the cash was held a distribution in exchange for stock under
Section 302. Rev. Rul. 74-515, 1974-2 C.B. 118. See also Regs. Sec. 1.354-1(d),
Example 3, which concludes that other property, e.g. cash, received by shareholders in exchange for their stock is governed by Section 302. Payments subject to the provisions of Section 302 are either taxed as a distribution under Section 301 or an exchange under Section 302.


        B.      Application of Law

                A payment of cash to a Shareholder who is perfecting his or her right of dissension in exchange for shares of Bank of Mecklenburg Stock should be treated as a redemption of such shares regardless of whether payment is made from funds of Bank of Mecklenburg or Triangle. Such payment will be subject to the provisions of Sections 302 or 301, depending on the attribution rules of
Section 318.


Opinion


Based upon the foregoing and taking into consideration the statement contained in the Section marked "Caveat" below, it is our opinion that the Merger will produce the following federal income tax consequences:

1. A tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E);

2. Except with respect to any cash payments to Shareholders in lieu of fractional shares or dissenter's rights, no gain or loss will be recognized to Shareholders upon receipt of Triangle Stock (including any fractional share interests to which they may be entitled) solely in exchange for shares of the Bank of Mecklenburg Stock;

3. The aggregate federal income tax basis of the Triangle Stock (including fractional share interests to which the Shareholders may be entitled) received by the Shareholders will be the same as the aggregate federal income tax basis of the Bank of Mecklenburg Stock surrendered in exchange therefor;

4. The holding period of the Triangle Stock received by Shareholders will include the period for which the exchanged Bank of Mecklenburg Stock was held, provided the exchanged Bank of Mecklenburg Stock was held as a capital asset by said Shareholders on the date of the exchange;

5. The payment of cash in lieu of fractional share interests of Triangle Stock will be treated as if fractional shares were distributed as part of the Merger and then redeemed by Triangle in payment of and in exchange for the Shareholders' Triangle Stock as provided for in Sections 302 or 301, depending on the attribution rules of Section 318. Assuming a shareholder's stock is a capital asset, a Shareholder receiving such cash will recognize capital gain or loss equal to the difference between the amount of cash received and the Shareholder's adjusted basis in the fractional share interest.

6. The receipt of cash by a dissenting Shareholder in perfection of his or her dissenter's rights will be treated as received by that Shareholder as a distribution in redemption of his or her Bank of Mecklenburg Stock subject to the provisions of Sections 302 or 301, depending on the attribution rules of
Section 318.

                                     Caveat


The foregoing opinion addresses only those items set forth in that section of this opinion letter labeled "Issues" and therefore, no tax opinion is hereby expressed regarding any other federal, state, local, or other tax issues or about any other matter not specifically mentioned herein.

No opinion is expressed regarding the tax consequences of the conversion of outstanding warrants and options to purchase common stock of Bank of Mecklenburg into Triangle warrants and Triangle options. Holders of Bank of Mecklenburg's outstanding warrants and options should consult their own tax advisors regarding the effect of the proposed Merger.

No opinion is expressed regarding any tax consequences affecting recapture of loan loss reserves and the related bad debt reserves for any of the parties to the Merger which may arise from the application of Section 585 of the Code.

Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, and the judicial and administrative interpretations thereof. There are no assurances that the conclusions reached herein will be accepted by the Internal Revenue Service or judicial authorities if challenged. Any legislative, regulatory, administrative, or judicial decisions subsequent to the date of this opinion may have an impact on the validity of our conclusions. Unless you specifically request otherwise, we will not update our opinion for changes to the law, regulations, or the judicial and administrative interpretations thereof.

If any of the statements of facts, assumptions, or representations contained herein are substantially determined to be incorrect in whole or in part such that it would have a material effect upon the tax treatment of the issues addressed herein, then no opinion is expressed as to the tax treatment of the proposed transaction.



                                            Very truly yours,





                                              /s/ Coopers & Lybrand L.L.P.
                                              --------------------------

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